TERMINATION AGREEMENT

TERMINATION AGREEMENT dated as of March 7, 2019 between ICORECONNECT INC., a Nevada corporation (the "Company") and SCOTT MALMANGER, the Chief Financial Officer of the Company (the "Employee").

WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of May 22, 2017 (the "Employment Agreement"), pursuant to which the Company is employing the Employee as its Chief Financial Officer upon the terms and conditions set forth in the Employment Agreement.

WHEREAS, the term of the Employee's employment by the Company continued for a period of 1 year following May 22, 2017 and automatically renewed for a 1 year term commencing May 22, 2018.

WHEREAS, each of the Company and the Employee desire that the Employee's employment by the Company continue until and terminate on April 30, 2019 on which date the Employee's employment by the Company shall cease, upon the terms and conditions set forth in this Agreement.

Now, therefore, the parties hereto agree as follows:

1) Termination of Employment. The employment of the Employee by the Company will terminate effective April 30, 2019 (the "Termination Date").

2) Payment of Compensation and Benefits.

   a) The Employee acknowledges and represents to the Company that he has received all payments and benefits that he is entitled to receive as of the date of this Agreement by virtue of his employment by the Company pursuant to the Employment Agreement.

   b) The Company agrees that it will pay to the Employee all payments that it is obligated to pay to the Employee and will provide to the Employee all benefits that the Company is required to provide to the Employee through the Termination Date by virtue of his employment by the Company pursuant to the Employment Agreement.

3) Obligations of the Employee. The Employee acknowledges and agrees that as part of his obligations to the Company he will perform the following duties:

   (i) The Employee will prepare and file on or before March 29, 2019 with the Securities and Exchange Commission (the "SEC") the Company's annual report for its fiscal year ended December 31, 2018 on Form 10-K (the "Company's 2018 Form 10-K").

(ii) The Employee will prepare and file on or before April 30, 2019 with the SEC the Company's Proxy Statement for its 2019 annual meeting of stockholders (the "Company's 2019 Proxy Statement").

(iii) If the Employee is able to prepare and file on or before March 29, 2019 with the SEC the Company's 2018 Form 10-K and prepare and file on or before April 30, 2019 with the SEC the Company's 2019 Proxy Statement, the Company will pay the Employee a $15,000 cash bonus as of the last to occur of such filing dates.

(iv) The Employee will prepare and file on or before April 30, 2019 with the SEC the Company's quarterly report for the quarter ended March 31, 2019 on Form 10-Q (the " Company's 2019 First Quarter Form 10-Q").

(v) If the Employee is able to complete and file on or before April 30, 2019 with the SEC the Company's 2019 First Quarter Form 10-Q, the Company will pay the Employee a $15,000 cash bonus (less any withholding obligations to be paid by the Company) as of the filing date.

(vi) The Employee will attend to all non-SEC reporting "daily work" up to the end of April 30, 2019 (the "Termination Date").

(vii) The Company will use its best efforts to hire for the Company a qualified assistant controller (the "New Assistant Controller") as soon as is practical to aid the Employee in his assigned tasks. In turn, the Employee will use his best efforts to train and transition as much of his job function as is practical to the New Assistant Controller.

(viii) In addition to the New Assistant Controller, the Employee will use his best efforts in any and all transition efforts including, but not limited to, the training of: 1) either a temporary and/or permanent Chief Financial Officer and 2) existing staff used as a temporary stop-gap. The Company understands that the Employee will be working to deliver the above deliverables and will be flexible when scheduling any and all training sessions. The Company may ask that the Employee be present, and the Employee will make all reasonable efforts to be present in the Company's office to perform these training sessions.

(ix) If the Employee: 1) satisfactorily performs the duties set forth in this Section 3 and 2) on April 30, 2019 has executed and delivered to the Company the General Release in the form attached to this Agreement as Exhibit A and has not revoked such General Release on or before the date 7 days after the execution of such General Release (May 7, 2019), the Company no later than May 15, 2019 will issue to the Employee 75,000 shares of the Company's common stock (less any withholding obligations to be paid by the Company), which shares of the Company's common stock will be in addition to the salary paid to and benefits provided to the Employee pursuant to his Employment Agreement and

the bonuses, if any, to be paid to the Employee referred to above in this Section 3.

4. Employee General Release. On April 30, 2019, the Employee agrees to execute and deliver to the Company a General Release in the form attached hereto as Exhibit A.

5. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Employee:

Scott Malmanger
2947 S. Atlantic Avenue
Unit 1601
Daytona Beach Shores, FL 32118

Notices to the Company:

iCoreConnect Inc.
13506 Summerport Parkway
Suite #160
Windermere, FL 34786
Attention: Robert McDermott
President and Chief Financial Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements

or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective heirs, successors and assigns, except that the Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

10. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ICORECONNECT INC.

By: Robert McDermott
Robert McDermott
President and Chief Executive Officer

Scott Malmanger
Scott Malmanger